Exhibit 10.1

$12,500,000

LOAN AND SECURITY AGREEMENT

Dated as of December 19, 2011

By and Between

ADCO PRODUCTS, LLC,
as Borrower

and

ACUITY SPECIALTY PRODUCTS, INC.
as Lender

i

ARTICLE VI	Negative Covenants	10

6.1	Single Purpose; Liquidation, Sale of Assets and Merger	10
6.2	Amendments to Organization Documents	10
6.3	Liens; Sale or Other Transfer of Collateral	10
6.4	Hedging Agreements	11
6.5	Indebtedness	11
6.6	Material Documents	11
6.7	Transactions with Affiliates	11

ARTICLE VII	Events of Default; Remedies	11

7.1	Events of Default	11
7.2	Remedies	13
7.3	Right to Cure	13
7.4	Remedies Not Exclusive	13
7.5	No Waiver of Rights or Remedies	14

ARTICLE VIII	Miscellaneous	14

8.1	Costs, Expenses and Attorney’s Fees	14
8.2	Survival of Representations and Warranties, etc.	14
8.3	Notices	14
8.4	Amendments and Waivers	15
8.5	Severability	15
8.6	Governing Law; Binding Nature; etc.	16
8.7	Right to Set Off	16
8.8	Successors and Assigns	16
8.9	No Joint Venture	16
8.10	WAIVER OF JURY TRIAL	16

APPENDIX A Rules of Usage and Definitions

ii

BRIDGE LOAN AND SECURITY AGREEMENT

THIS BRIDGE LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 19, 2011, is made by and between ADCO PRODUCTS, LLC, a Georgia limited liability company (the “Borrower”), and ACUITY SPECIALTY PRODUCTS, INC., Georgia corporation (the “Lender”). Unless otherwise indicated, capitalized terms used herein have the meanings set forth in Appendix A hereto.

PREAMBLE

WHEREAS, the Borrower, the Lender and Equinox Chemicals, LLC, a Georgia limited liability company (“Equinox”), are each engaged in the business of developing, manufacturing and distributing various chemical products;

WHEREAS, the Borrower has requested that the Lender make a bridge loan to the Borrower in a principal amount up to $12,500,000 (the “Loan”) to be used by the Borrower (i) to acquire certain of the assets of ADCO Cleaning Products, LLC, a Delaware limited liability company (the “Seller”), pursuant to an Asset Purchase Agreement dated as of November 30, 2011, by and between the Borrower (as successor by assignment to Equinox) and the Seller (the “Acquisition”) and (ii) for working capital and other general corporate purposes;

WHEREAS, subsequent to the Closing (as defined below), the Borrower, the Lender and Equinox desire to work together closely for their mutual benefit and, to that end, (i) enter into each of the Master Services Agreement and Technology Sharing & Licensing Option Agreement as soon as practicable and (ii) refinance the Loan pursuant to the debt refinancing, equity conversion and related transactions described on Exhibit A and Exhibit B attached hereto; and

WHEREAS, the Lender is willing to extend the Loan on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other valuable consideration, the parties agree as follows:

ARTICLE I

Amount and Terms of Loan; Collateral

1.1                                 Loan and Transactions at Closing; Promise to Pay. Subject to the terms and conditions of this Agreement, the Lender agrees to make the Loan to the Borrower. The closing of the Loan pursuant to this Agreement (the “Closing”) shall take place at such location as the parties may agree or by overnight courier. At Closing, the Lender shall disburse the Loan to (or on behalf of) the Borrower in accordance with the Flow of Funds and the Borrower shall accept the Loan and use the proceeds thereof for the purposes set forth in Section 1.3 below and for no other purpose. The Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of the Loan and accrued and unpaid interest thereon, and any other Secured Obligations, as and when due in accordance with this Agreement.

1.2                                 Interest. The Loan will bear interest at a rate equal to the Lender’s average interest rate on its Senior Credit Facility for the preceding fiscal quarter plus 300 basis points (3.0%) (the “Interest Rate”). The Lender maintains its books of account on a fiscal year that ends on August

31 of each year. The Lender’s fiscal quarters commence on September 1, December 1, March 1 and June 1 of each year. Interest shall be payable quarterly (on a fiscal quarter basis corresponding to the Lender’s fiscal quarters) in arrears within five (5) days after receipt of written notice (in reasonable detail and accompanied by supporting calculations) from the Lender of the amount of interest on the Loan then due and owing for the preceding quarter. After the occurrence and during the continuation of an Event of Default, interest shall accrue on all amounts due hereunder at a rate of 2% per annum above the Interest Rate (the “Default Rate”).

1.3                                 Purpose. The proceeds of Loan shall be used by the Borrower solely to consummate the Acquisition (including reimbursing Equinox for certain costs and expenses incurred prior to Closing in pursuit of the Acquisition (e.g., transition costs and the deposit paid to the Seller)), as reflected in the Lender-approved Flow of Funds, and for working capital and general corporate purposes of the Borrower.

1.4                                 Maturity Date; No Voluntary Prepayments. Unless earlier refinanced as required by Section 2.2(b) below, the entire unpaid principal balance of the Loan and all unpaid accrued interest thereon shall be due and payable on the first to occur of the following (the “Maturity Date”): (i) January 31, 2013 or (ii) upon the occurrence of an Event of Default. The unpaid principal balance of the Loan, together with all unpaid accrued interest thereon, may be prepaid in whole (but not in part) upon the Borrower’s provision of not less than ten (10) days’ prior written notice to the Lender.

1.5                                 Grant of Security Interest; Priority. The Borrower hereby grants Lender, to secure the payment and performance in full of all of the Secured Obligations, a lien on and continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. The Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral. If the Borrower shall acquire a commercial tort claim, the Borrower shall promptly notify the Lender in a writing signed by the Borrower of the general details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Lender. If this Agreement is terminated, the Lender’s lien on and security interest in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Secured Obligations (other than inchoate indemnity obligations), Lender shall, at Borrower’s sole cost and expense, release its lien on and security interest in the Collateral and all rights therein shall revert to the Borrower.

1.6                                 Authorization to File Financing Statements, PTO Filings. The Borrower hereby authorizes the Lender to file, without notice to Borrower, financing statements and any other filings or security agreements, with all appropriate jurisdictions or offices (including with the United States Patent and Trademark Office) to perfect or protect the Lender’s interest or rights hereunder. Financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

1.7                                 Guaranty; Pledge Agreement. The Loan shall be also be guaranteed pursuant to the Guaranty and secured by the Pledge Agreement and the Lender’s first priority lien on and security interest in the collateral described therein shall, at all times, be properly perfected.

ARTICLE II

Conditions of Lending

2.1                                 Closing. The Lender’s obligation to fund the Loan is subject to the fulfillment to the Lender’s satisfaction of the following conditions:

(a)                                  The representations and warranties of the Borrower and the Guarantor made or contained herein or otherwise made in writing by or on behalf of the Borrower and the Guarantor in connection with the transactions contemplated hereby shall be (and shall be certified by the Borrower) as true and correct.

(b)                                 The Borrower shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it before or at the Closing.

(c)                                  The Borrower’s organizational documents (including its articles of formation and operating agreement) shall be in form and substance satisfactory to the Lender.

(d)                                 No Event of Default and no event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing hereunder.

(e)                                  All credit investigations and other legal and business due diligence required by the Lender shall have been completed.

(f)                                    The Borrower shall have furnished to the Lender the following:

(i)                                A manager’s certificate (or substantively similar document acceptable to Lender) for each of the Borrower and Equinox which shall include, either directly or by incorporated attachments, (A) certifications as to the incumbency of each of such entity’s manager and/or officers (if any), together with specimen signatures of the manager/those officers who will have the authority to execute documents on behalf of such party; and (B) true and complete copies of (1) such entity’s articles of organization or formation; (2) such entity’s operating agreement or other constitutional documents; and (3) with respect to the Borrower, resolutions of the appropriate governing body or board authorizing the transaction contemplated herein;

(ii)                             Good standing certificates (or certificates of similar import and substance) for each of the Borrower and Equinox from its jurisdiction of formation;

(iii)                               A true and complete copy of the Purchase Agreement, together with all exhibits, schedules and amendments thereto (including side letters), certified by an officer of the Borrower;

(iv)                              A certificate regarding the solvency of the Borrower, executed by its chief financial officer;

(v)                                 Projections for the Borrower prepared on a month-to-month basis for Fiscal Years 2012 and 2013;

(vi)                              UCC and U.S. Patent and Trademark Office searches showing all existing security interests in or liens on the Collateral, together with such payoff documentation reasonably acceptable to the Lender as may be necessary to release any security interests in or liens on the Collateral;

(vii)                           Stock or membership certificates evidencing 100% of the issued and outstanding ownership interests of the Borrower and Equinox, if certificated;

(viii)                        Certificates of insurance demonstrating that the insurance required by Section 5.6 hereof is in effect; and

(ix)                                Such other information or documentation that the Lender may reasonably request.

(g)                                 All other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Lender and the Lender’s counsel, and the Lender or the Lender’s counsel shall have received all such counterpart originals or certified or other copies of such documents as the Lender or they may reasonably request (including without limitation, this Agreement, the Guaranty, the Pledge Agreement, any security agreements to be filed with the United States Patent and Trademark Office and, if required by the Lender, deposit account control agreements among the Borrower, the Lender and the Borrower’s depository bank).

(h)                                 The Borrower shall have executed and delivered to the Lender the Flow of Funds, which shall be in form and substance acceptable to the Lender.

(i)                                     The Borrower shall have paid (or shall pay contemporaneously with funding of the Loan) all invoiced fees and expenses of Hunton & Williams LLP, counsel to the Lender.

2.2                                 Post-Closing Conditions. The Lender’s obligation to maintain the Loan is subject to the fulfillment to the Lender’s satisfaction of the following conditions:

(a)                                  The Borrower, Equinox and the Lender shall have entered into each of the Master Services Agreement and the Technology Sharing & Licensing Option Agreement or before January 31, 2012; and

(b)                                 The Borrower, Equinox and the Lender shall consummate the debt refinancing, equity conversion and related transactions described on Exhibit A and Exhibit B attached hereto on or before January 31, 2013.

ARTICLE III

Representations and Warranties of the Borrower

The Borrower represents and warrants to the Lender as follows:

3.1                                 Due Organization, Standing and Authority; Single Purpose; Ownership.

(a)                                  The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Georgia and has all requisite limited liability company power and authority to own and operate its properties and to carry on its business and to execute and deliver the Loan Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b)                                 The Guarantor has the full legal capacity to execute, deliver and perform the Loan Documents to which he is a party.

3.2                                 Agreement Authorization. The execution, delivery and performance of this Agreement, the borrowing hereunder and the execution, delivery and performance of the other Loan Documents and the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes, and the other Loan Documents to which the Borrower is a party when executed and delivered will constitute, the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.

3.3                                 Authorization and Legality of the Pledge Agreement. Each of the Guaranty and the Pledge Agreement, when executed and delivered to the Lender at Closing, will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

3.4                                 Government Approval. No consent, approval or authorization of, or qualification, designation, declaration or filing with any governmental authority or other third party is required in connection with (i) the execution and delivery by the Borrower of the Loan Documents to which it is a party or (ii) in the case of the Guarantor, the execution, delivery and performance of the Guaranty and the Pledge Agreement.

3.5                                 Liens. None of the Borrower’s properties or assets is, or at the Closing will be, subject to any mortgage, pledge, lien, conditional sale or other title retention agreement, security interest, lease, charge or encumbrance.

3.6                                 Litigation, etc. There is no action, proceeding or investigation pending or threatened (or any basis therefor known to the Borrower), that questions the validity of any of the Loan Documents or any action taken or to be taken pursuant to this Agreement or contemplated hereby, or that might result, either in any case or in the aggregate, in any material adverse change in the business, prospects, operations, affairs or condition of the Borrower or in any of its properties or assets, or in any material liability on the part of the Borrower.

3.7                                 Compliance with Other Instruments, etc.

(a)                                  Neither the Borrower nor the Guarantor is in violation of any material agreement to which it is a party or by which any of its properties are bound.

(b)                                 Neither the Borrower nor the Guarantor is in default in the payment of the principal of or interest on any indebtedness for borrowed money.

(c)                                  The Borrower is not in violation of any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, including without limitation, (i) federal or state securities laws, zoning laws and ordinances, subdivision ordinances, federal labor laws and regulations, the federal Occupational Safety and Health Act and regulations thereunder, the federal Employees Retirement Income Security Act, and (ii) to the Borrower’s knowledge, Environmental Laws, the violation of which might have a material adverse effect on the business, prospects, operations, affairs or condition of the Borrower or any of its properties or assets.

(d)                                 The execution, delivery and performance of the Loan Documents and the taking of all actions contemplated hereby or thereby will not (i) result in any violation of or be in conflict with or constitute a default under any of the foregoing instruments, documents, laws, regulations, ordinances, judgments, orders or decrees, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Borrower or the Guarantor pursuant to any of the foregoing or (ii) materially adversely affect the business, prospects, operations, affairs or condition of the Borrower or any of its properties or assets.

3.8                                 Contracts and Licenses, etc. The Borrower has furnished to the Lender (or shall furnish to the Lender promptly as the same become obtainable) true and correct copies of all material contracts, agreements, licenses, permits and approvals to which the Borrower is a party or which are necessary for the conduct of the Borrower’s business.

3.9                                 Environmental Condition of Property etc. To the Borrower’s knowledge, there are no liabilities, claims, obligations, actions, demands, fines, liens, lawsuits, causes of action, penalties, investigations or notices arising out of Environmental Law or pertaining to Hazardous Materials (“Environmental Claims”), pending or threatened against the Borrower, and the Borrower has undertaken all appropriate inquiry into the previous ownership and uses of any owned and leased real property consistent with good commercial or customary practice in an effort to minimize liability. The Borrower has obtained all licenses, permits, authorizations, consents, and approvals (collectively “Permits”) required by Environmental Law with respect to its business. All required Permits are in full force and effect and the Borrower is, and shall remain, in compliance with the terms, conditions and requirements of any such Permit.

3.10                           No Material Misstatements. Neither any of the Loan Documents nor any written statements furnished by the Borrower or the Guarantor, or to the Borrower’s knowledge by a third Person on behalf of the Borrower or the Guarantor, in connection with the Loan (including, but not limited to, any financial statements) contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact that the Borrower or the Guarantor has not disclosed in writing to the Lender that materially affects adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Borrower or the Guarantor or the ability of the Borrower or the Guarantor to perform its or his, as applicable, obligations under the Loan Documents.

3.11                           Solvency. Each of the Borrower and the Guarantor is Solvent.

3.12                           Ownership Interests. No Person or entity other than the Guarantor owns any ownership or membership interest, economic or otherwise, in the Borrower or Equinox.

ARTICLE IV

Covenants Regarding Accounting;
Financial Statements and Other Information

4.1                                 Accounting. The Borrower will:

(a)                                  maintain a system of accounting established and administered in accordance with generally accepted accounting principles;

(b)                                 keep at all times proper books or records of account in which full, true, and correct entries will be made of its transactions in accordance with generally accepted accounting practices; and

(c)                                  set aside on its books reserves for depreciation, obsolescence and amortization of its properties, determined in accordance with generally accepted accounting practices, and all other proper reserves, similarly determined, that should be set aside in connection with its business in accordance with generally accepted accounting principles.

4.2                                 Financial Statements; Other Information. The Borrower will deliver or cause to be delivered to the Lender, at the Borrower’s expense:

(a)                                  within 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2012), an audited balance sheet of the Borrower as at the end of such year and statements of income and retained earnings, surplus or members’ capital and of changes in the financial position of the Borrower for such year, setting forth (in the case of the balance sheet) in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and certified by the Borrower’s chief financial officer and an independent certified public accountant reasonably acceptable to the Lender;

(b)                                 within 30 days after the end of each calendar month, a balance sheet of the Borrower as at the end of such month and statements of income and retained earnings, surplus or members’ capital and of changes in the financial position of the Borrower for such month, setting forth in each case in comparative form the figures for the previous calendar month, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis, and certified by the Borrower’s chief financial officer;

(c)                                  within 30 days prior to the end of each fiscal year of the Borrower, an annual projected operating budget in reasonable detail for the following fiscal year;

(d)                                 within 30 days after the end of each calendar month, a budget report setting forth the variance between the projected operating budget for such month (based upon the budget submitted pursuant to subsection (c) hereof) and the actual budget for such month, along with n explanation of significant variances;

(e)                                  within 15 days after the timely filing thereof, copies of all federal, state and, if any, local income tax returns of the Borrower;

(f)                                    an annual certificate that the insurance required by Section 5.6 hereof is in effect and that all premiums thereon have been paid; and

(g)                                 with reasonable promptness, such other information and data with respect to the Borrower as from time to time may be reasonably requested by Lender.

4.3                                 Inspection. The Borrower will permit the Lender or any authorized representatives designated by the Lender, at the Borrower’s expense, to inspect the Borrower’s books of account and records (and to make copies thereof and to take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, all at such reasonable times (which shall be during normal business hours) and as often as may be reasonably requested. Any such inspection, or the procuring of documents and financial and other information, by the Lender or on the Lender’s behalf, shall be for the Lender’s protection only, and shall not constitute any assumption of responsibility to the Borrower or anyone else with regard to the financial condition of the Borrower nor the Lender’s approval of any certification given to the Lender nor relieve the Borrower of any of its obligations.

ARTICLE V

Additional Affirmative Covenants

The Borrower further covenants and agrees that so long as any Secured Obligations remain outstanding:

5.1                                 Compliance with Laws, etc. The Borrower shall comply with all applicable federal, state and local laws, ordinances, regulations and restrictive covenants relating to the Borrower’s business and its operations, including without limitation all Environmental Laws.

5.2                                 Existence: Conduct of Business. The Borrower shall maintain its limited liability company existence and the right to carry on its business and use its best efforts to maintain, preserve and renew all rights, powers, privileges, and franchises and conduct its business in the usual and ordinary course, and enter into no contract otherwise than in the ordinary course of business.

5.3                                 Single Purpose Entity.

(a)                                  The Borrower shall maintain with a commercial banking institution its own deposit account or accounts separate from those of any Affiliate. The Borrower shall only use the funds on deposit in such account in conjunction with operating its business in the ordinary course and consistent with the budget provided to the Lender pursuant to Section 4.2(c) of this Agreement.

(b)                                 The Borrower shall, to the extent it shares the same officers or other employees as its Affiliates, ensure (i) that the salaries of and the expenses relating to providing benefits to such officers and employees is fairly allocated among such entities and (ii) that each such entity bears its fair share of the salary and benefit costs associated with all such common officers and employees.

(c)                                  To the extent that the Borrower and its Affiliates have offices in the same location, the Borrower shall ensure (i) that there shall be a fair and appropriate allocation of overhead costs associated among them and (ii) that each entity bears its fair share of such costs.

(d)                                 The Borrower shall (i) maintain its books and records separate from those of any other Person, (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets, (iii) observe all limited liability company formalities, (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity, (v) prepare separate tax returns and financial statements, or if part of a consolidated group, be shown as a separate member of such group, (vi) conduct business in its name and use separate stationary, invoices and checks and (vii) not commingle its assets or funds with those of any other Person.

5.4                                 Maintenance of Collateral. The Borrower shall preserve, keep and maintain the Collateral and other property in good condition, repair, and working order.

5.5                                 Impositions and Taxes. The Borrower shall file, or cause to be filed, all federal, state and local tax returns that are required to be filed and pay all taxes as shown on such returns or on any assessment received to the extent that such taxes have become due, except taxes the validity of which is being contested in good faith by appropriate proceedings. The Borrower shall pay and discharge promptly all taxes, assessments, impositions and governmental charges or levies imposed upon the Borrower, its income or any of its properties that, if unpaid, might become a lien or charge upon the Collateral or any part thereof.

5.6                                 Insurance. The Borrower shall (i) maintain insurance with financially sound insurance companies or associations, in such amounts and covering such risks as is usually carried by companies engaged in the same or similar businesses and owning similar properties in the same general areas in which the Borrower operates and (ii) furnish to the Lender, upon request, certificates of insurance (in the form of an ACORD certificate).

5.7                                 Notice of Default. The Borrower shall notify the Lender in writing promptly upon the occurrence of any Event of Default hereunder or any event that would become an Event of Default upon notice or the lapse of time, or both.

5.8                                 Use of Proceeds. The Borrower shall apply the proceeds of the Loan solely for the purposes set forth in Section 1.3 hereof.

5.9                                 Indemnification.

(a)                                  The Borrower shall protect, indemnify, save and hold the Lender and its Affiliates, officers, employees and agents (the “Indemnitee Parties”) harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against any Indemnitee Party in connection with any of the Loan Documents, except to the extent caused by an Indemnitee Party’s gross negligence or willful misconduct or the gross negligence or willful misconduct of such Indemnitee Party’s agents, employees or contractors.

(b)                                 The Borrower shall indemnify and hold the Indemnitee Parties harmless from and against any and all Environmental Claims (including, but not limited to, indemnification for cleanup, remedial, or response costs, reasonable attorneys, consultants’ or experts’ fees and other expenses) of every kind and nature suffered by or asserted against any Indemnitee Party. The Borrower’s obligations hereunder shall continue, survive and remain in full force and effect notwithstanding payment in full and satisfaction of the Loan.

ARTICLE VI
Negative Covenants

The Borrower further covenants and agrees that, so long as any Secured Obligations remain outstanding:

6.1                                 Single Purpose; Liquidation, Sale of Assets and Merger. The Borrower shall not (i) engage in any business other than the manufacture and sale of chemicals, supplies and equipment and related research, (ii) dissolve, merge or consolidate with or convert into any other entity, (iii) sell, lease, transfer, distribute, liquidate or otherwise wind-up its affairs or dispose of any of its properties or assets other than the sale of inventory in the ordinary course of business or (iv) acquire all or any substantial part of the properties or assets of any Person.

6.2                                 Amendments to Organization Documents. The Borrower shall not amend its articles of organization or operating agreement.

6.3                                 Liens; Sale or Other Transfer of Collateral.

(a)                                  The Borrower shall not assume, incur, or suffer to be created, assumed, incurred or to exist any mortgage, pledge, lease, encumbrance, lien (other than liens being contested in good faith by appropriate proceedings) or charge of any kind upon the Collateral (or any part thereof).

(b)                               The Borrower shall not (i) sell, convey, mortgage, transfer, assign or permit any sale, conveyance, transfer or assignment of the Collateral or any part thereof or any of its other properties or assets or any interest therein by operation of law or otherwise (except for the lien of this Agreement and sales of inventory in the ordinary course of business) or (ii) permit the sale, conveyance, pledge, transfer or assignment of any membership interest in the Borrower or Equinox (except for the lien of the Pledge Agreement).

6.4                                 Hedging Agreements. The Borrower shall not enter into any Hedging Agreement.

6.5                                 Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any indebtedness of the Borrower for borrowed money, other than borrowed money indebtedness evidenced by this Agreement, or guaranty the obligations of any Person.

6.6                                 Material Documents. The Borrower shall not cancel, terminate, amend, modify, or permit any cancellation or termination of, amendment or modification to, or violation or default under, or waive or release any of its material rights under any material contracts, agreements, licenses, permits, approvals, restrictive covenants or other agreements.

6.7                                 Transactions with Affiliates.

(a)                                  Except as expressly permitted by Section 1.3 and Section 6.7(b) of this Agreement, the Borrower shall not make any payments to any Affiliate of the Borrower or make or pay any dividends or distributions to members of the Borrower.

(b)                                 The Borrower shall not enter into any agreements, written or oral, with any Affiliate other than on terms and conditions (which terms and conditions shall not, in any event, include a liquidated damages provision) substantially as favorable to the Borrower as would be obtainable by the Borrower in a comparable arms-length transaction with a Person other than an Affiliate.

ARTICLE VII
Events of Default; Remedies

7.1                                 Events of Default. If any one or more of the following events shall occur for any reason whatsoever (whether such occurrence shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or other governmental body), it shall be deemed an Event of Default hereunder:

(a)                                  in the event the Borrower defaults in the due and punctual payment of principal, interest or both on the Loan when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;

(b)                                 default by the Borrower or any other Person in the performance of or compliance with any of the covenants contained in Sections 2.2, 5.2, 5.3, 5.6, 5.8 or Article VI hereof;

(c)                                  any representation or warranty made herein or in any other Loan Document or any statement or representation made in any report, certificate, financial statement or other instrument furnished by the Borrower or the Guarantor to the Lender pursuant to this Agreement shall prove to have been inaccurate, untrue, false or misleading in any material respect when made or delivered or when deemed made in accordance with the terms hereof; provided, that to the extent that any representation or warranty made herein or in any other Loan Document or any statement or representation made in any report, certificate, financial statement or other instrument furnished by the Borrower or the Guarantor to the Lender pursuant to this Agreement relating solely to the Collateral (i) proves to have been inaccurate, untrue, false or misleading in any material respect and (ii) the Borrower has the right to make an indemnity claim pursuant to Article 7 of the Acquisition Agreement with respect to such inaccurate, untrue, false or misleading representation, warranty or statement, there are sufficient funds in the Escrow Account (as defined in the Acquisition Agreement) to satisfy any indemnity claims that Borrower has with respect to such inaccurate, untrue, false or misleading representation, warranty or statement, and Borrower has sent proper and timely notice pursuant to the Acquisition Agreement with respect to, and diligently pursues, its indemnification rights under, Article 7 of the Acquisition Agreement its indemnification claim connection therewith, then it shall not be deemed an Event of Default hereunder;

(d)                                 the death, disability or incapacity or the Guarantor at any time that the Keyman Life Insurance Requirement is not satisfied;

(e)                                  the default by the Guarantor under the Guaranty or the Pledge Agreement of his obligations thereunder;

(f)                                    the termination or resignation of the Guarantor as the manager of the Borrower or Equinox;

(g)                                     default by the Borrower or the Guarantor in the performance or observance of any other covenant, agreement or provision of this Agreement or any other Loan Document that is not cured within a period of thirty (30) days;

(h)                                     if any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, the Borrower or the Guarantor, as applicable, or the Borrower or the Guarantor shall so state in writing or shall seek to terminate any Loan Document;

(i)                                         the Borrower or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or the Guarantor or for a substantial part of its or his property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) in the case of the Borrower, take limited liability company action for the purpose of effecting any of the foregoing;

(j)                                         an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of its property, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or for a substantial part of its property or (iii) the winding-up or liquidation of the Borrower, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(k)                                  a judgment or order for the payment of money shall be entered against the Borrower or the Guarantor by any court which, when taken together with all other judgments and orders, exceeds $10,000 and either (i) such judgment or order shall continue undischarged for a period of 30 days during which execution shall not be effectively stayed (pursuant to appeal, bond or otherwise) or (ii) enforcement proceedings shall have been commenced upon such judgment or order;

(l)                                     any substantial part of the property of the Borrower being sequestered or attached and not being returned to the possession of the Borrower or released from such attachment within thirty (30) days;

(m)                               the Borrower’s or the Guarantor’s failure to observe or perform any material term, covenant or agreement contained in any other material agreement by which it is bound evidencing or securing borrowed money or advances and its failure to cure such default or failure within any applicable grace period, as would, or would have permitted the holder or holders thereof or any obligations issued thereunder to accelerate the maturity thereof; or

(n)                                      the Borrower incurs a loss from operations (determined on a pro forma basis in accordance with generally accepted accounting principles utilizing historical earnings before interest and taxes but excluding one-time transition expenses) on any trailing twelve (12) month basis.

7.2                                 Remedies. Upon the occurrence of an Event of Default and continuation thereof beyond any applicable cure period, the Lender may, at its option, declare the Loan to be due and payable, whereupon the maturity of the then unpaid balance of the Loan shall be accelerated and the same and all interest accrued thereon shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding, and the holder may exercise and shall have any and all rights and remedies available under applicable law and the Loan Documents.

7.3                                 Right to Cure. If the Borrower or the Guarantor shall be in default in the timely payment or performance of any of its or his obligations under this Agreement or any other Loan Document, at the Lender’s option the Lender may pay the sums (or any portion thereof) for which the Borrower or Guarantor is obligated. Any amounts so advanced, paid or expended shall be deemed advances of the Loan (even though when added to other advances the sum thereof may exceed the original principal amount of the Loan), shall bear interest from the date advanced, paid or expended at the Default Rate and be secured by the Collateral and its payment enforced as if it were a part of the original debt. Any such sum expended, paid or advanced shall be at the Lender’s sole option and not constitute a waiver of any default or right arising from the breach by the Borrower of any covenant or agreement contained in this Agreement or any other Loan Document.

7.4                                 Remedies Not Exclusive. No right or remedy herein conferred upon the Lender is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise may be exercised separately or in any combination.

7.5                                 No Waiver of Rights or Remedies. No course of dealing between the Borrower and the Lender or any failure or delay on the Lender’s part in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of such parties and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

ARTICLE VIII
Miscellaneous

8.1                                 Costs, Expenses and Attorney’s Fees. The Borrower shall pay to the Lender immediately upon demand the full amount of all out-of-pocket costs and expenses, including the reasonable attorney’s fees of the Lender’s counsel, costs of experts, closing costs (including, but not limited to recording fees and taxes) and all other expenses, incurred by the Lender (i) in connection with the negotiation, preparation, amendment, modification, renewal, restatement and replacement of this Agreement and each of the other Loan Documents, including attending conferences or other meetings to discuss or negotiate any of the foregoing, (ii) upon the occurrence of an Event of Default, or of circumstances which, if left uncured, would result in an Event of Default, the costs of additional appraisals, environmental studies and legal reviews, such costs to be incurred for reasonable cause, (iii) in the perfection, preservation, protection and continuation of the liens granted to the Lender herein and pursuant to the Pledge Agreement, and the custody, preservation and protection of any of the collateral described herein and therein, (iv) in the administration and collection of the Loan, (v) in the pursuit by the Lender of its rights and remedies under the Loan Documents and applicable law and (vi) in defending any counterclaim, cross-claim or other action, or participating in any bankruptcy proceeding, mediation, arbitration, litigation or dispute resolution of any other nature involving the Lender, the Borrower, the Guarantor or any of the collateral described herein or in the Pledge Agreement. All costs, legal or otherwise, incurred by the Lender in making the Loan available to the Borrower shall be paid by the Borrower, regardless of whether the Loan closes, unless such failure to close is the fault of the Lender.

8.2                                 Survival of Representations and Warranties, etc. All agreements, representations and warranties contained herein or made in writing by the Borrower and the Guarantor or on behalf of the Borrower and the Guarantor in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement. All statements contained in any certificate or other document or instrument executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations by the Borrower hereunder.

8.3                                 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall (unless otherwise indicated) be given or made by telecopy or in writing and telecopied, mailed or delivered to the intended recipient at the address of such party as follows:

(i)                                     if to the Lender at:

Zep Inc.

1310 Seaboard Industrial Blvd.

Atlanta, GA 30318

Attn: Robert Collins

404.603.7568/Office

404.367.4094/Fax

with a copy to:

Philip A. Theodore

Vice President, General Counsel

Zep Inc.

1310 Seaboard Industrial Blvd, NW

Atlanta, Georgia 30318

phil.theodore@zep.com

404.603.7952 / Office

404.367-4153 / Fax

(ii)                                  if to the Borrower, at:

ADCO Acquisition, LLC

1909 W. Oakridge Drive

Albany, GA 31707

Attn: Mark Grimaldi

229.420.3886/Office

229.317.3584/Fax

with a copy to:

Huff Croxton, Esquire

Perry & Walters, LLP

P. O. Box 71209

Albany, Georgia 31708

hcroxton@perrywalters.com

229.439.4000/Office

229.436.1417/Fax

8.4                                 Amendments and Waivers. Except as otherwise provided herein, neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of the Borrower and the Lender.

8.5                                 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other Persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.6                                 Governing Law; Binding Nature; etc.  This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia. All the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether so expressed or not. This Agreement (with the exhibits and schedules annexed hereto) embodies the entire agreement and understanding between the Lender and the Borrower and supersedes all prior agreements and understandings relating to the subject matter hereof. The headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7                                 Right to Set Off.  The Lender shall have the right, immediately and without further action by it, to set off against any obligation of the Borrower to the Lender all money owed by the Lender in any capacity to the Borrower, whether or not due. The Lender shall be deemed to have exercised such right of set off and to have made a charge against any such money immediately upon the occurrence of any Event of Default even though such charge is made or entered on the books of the Lender subsequent thereto.

8.8                                 Successors and Assigns.

(a)                                       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender. Any attempted assignment or transfer by the Borrower without such consent shall be null and void.

(b)                                      The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loan); provided, that so long as no Event of Default has occurred and is continuing, the Lender shall not assign all or any portion of its rights and obligations under this Agreement and the other Loan Documents to any Person other than an Affiliate without the Borrower’s prior written consent. Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a party to this Agreement and the other Loan Documents and shall have the rights and obligations of the Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent.

8.9                                 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed to have the effect of creating between the Borrower and the Lender the relationship of principal or agent, or of a partnership or joint venture.

8.10                           WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed as of the day and year first above written.

ADCO PRODUCTS, LLC, a Georgia limited liability company

By:	/s/ Mark R. Grimaldi
Its:	Member - Manager

ACUITY SPECIALTY PRODUCTS, INC. a Georgia corporation

By:
Its:

[Signature Page - Bridge Loan and Security Agreement]

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed as of the day and year first above written.

ADCO PRODUCTS, LLC, a Georgia limited liability company

By:
Its:

ACUITY SPECIALTY PRODUCTS, INC. a Georgia corporation

By:	/s/ Philip A. Theodore
Its:	Vice President

[Signature Page - Bridge Loan and Security Agreement]

APPENDIX A

RULES OF USAGE AND DEFINITIONS

Rules of Usage

The following rules of usage shall apply to this Appendix A and the Loan Documents unless otherwise required by the context:

(a)           All personal pronouns, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

(b)           Unless otherwise indicated, references within any document to articles, sections, subsections, paragraphs, clauses, subclauses, schedules or exhibits shall refer to the corresponding article, section, subsection, paragraph, clause, subclause, schedule or exhibit in or to such document.

(c)           Except where specifically restricted, reference to any Person includes that Person and its heirs, devisees, personal representatives, successors and permitted assigns.

(d)           The headings, subheadings and table of contents are solely for convenience of reference and shall not constitute a part of any such document; nor shall they affect the meaning, construction or effect of any provision thereof.

(e)           Whenever any representation set forth in any document is qualified by the phrase “to the Company’s knowledge,” such phrase indicates only that no facts or information have come to the Company’s attention that would give the Borrower actual knowledge or actual notice that any such representation is not accurate and complete.

(f)            Except as otherwise expressly provided, reference to any agreement means such agreement as amended, modified or supplemented from time to time in accordance with the applicable provisions thereof.

(g)           All capitalized terms used herein and defined in the Uniform Commercial Code as adopted in the State of Georgia from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.

Definitions

The following terms shall have the following meanings in the Loan Documents unless otherwise required by the context:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under direct or indirect common control with, such Person, and, if such Person is an individual, any member of the immediate family of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person which is controlled by any such member or trust. As used herein, the term “control”(and like terms) when used with respect to any Person, means the direct or indirect beneficial ownership of more than ten percent (10%) of the outstanding voting securities or voting equity of such Person or possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“Acquisition” shall have the meaning set forth in the preamble of the Loan Agreement.

“Borrower” shall have the meaning set forth in the preamble of the Loan Agreement.

“Closing” shall have the meaning set forth in Section 1.1 of the Loan Agreement.

“Collateral” shall mean of all of Borrower’s personal property of any kind or character, whether tangible or intangible, including without limitation, all of the Borrower’s right, title and interest in and to the following:(i) all Goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General intangibles, Commercial tort claims, Documents, instruments (including any Promissory notes), Chattel paper (whether tangible or electronic), cash or cash equivalents, Deposit accounts, Fixtures, Letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other Investment property, intellectual property (including trademarks, patents and copyrights), Supporting obligations and financial assets, whether now owned or hereafter acquired, wherever located; and (ii) all Borrower’s books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, Proceeds and insurance proceeds of any or all of the foregoing.

“Default Rate” shall have the meaning set forth in Section 1.2 of the Loan Agreement.

“Environment” means waters of the United States, surface water, groundwater, drinking water supply, land surface or subsurface strata, or ambient air within the United States.

“Environmental Laws” means any federal, state or local law, statute, code, ordinance, regulation, rule, order, judgment, or decree that relates to the use, treatment, storage, disposal, emission, discharge, release, or threat of release of Hazardous Material, the protection of human health, the protection of the Environment, or the conservation of natural or cultural resources, including without limitation all common laws of nuisance or trespass.

“Equinox” shall have the meaning set forth in the preamble of the Loan Agreement.

“Event of Default” shall mean any one or more of the events set forth in Section 7.1 of the Loan Agreement.

“Flow of Funds” shall mean that certain letter agreement, a copy of which is attached to the Loan Agreement as Exhibit C, executed by and between the Lender and the Borrower containing detailed disbursement instructions (including dollar amounts and wiring instructions) for the proceeds of the Loan.

“Guarantor” means Mark R. Grimaldi, an individual resident of the City of Albany, State of Georgia.

“Hazardous Materials” means any substance, chemical, material, or waste that is identified or defined as hazardous, dangerous, or toxic or otherwise regulated by an Environmental Law, including without limitation petroleum products, asbestos, polychlorinated biphenyls, infectious medical waste, and urea formaldehyde.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Indemnitee Parties” shall have the meaning set forth in Section 5.10 of the Loan Agreement.

“Interest Rate” shall have the meaning set forth in Section 1.2 of the Loan Agreement.

“Keyman Life Insurance Requirement” shall mean maintenance by the Guarantor of a “keyman” life insurance policy issued by an insurance company acceptable to the Lender in its sole discretion that provides a death benefit in an amount equal to at least the principal amount of the Loan, which “keyman” life insurance policy shall be collaterally assigned to the Lender pursuant to a valid assignment agreement duly acknowledged by the policy issuer.

“Lender” shall have the meaning set forth in the preamble of the Loan Agreement.

“Loan” shall have the meaning set forth in the preamble of the Loan Agreement.

“Loan Agreement” shall mean the Loan Agreement dated as of December 19, 2011, by and between the Borrower and the Lender.

“Loan Documents” shall mean the Loan Agreement, the Guaranty, the Pledge Agreement, and all other documents, instruments and agreements delivered in connection with the transactions contemplated by the Loan Agreement.

“Master Services Agreement” shall mean a Master Services Agreement by and among the Borrower, Equinox and the Lender substantially in the form attached as Exhibit D to the Loan Agreement.

“Person” means and includes any natural person, corporation, limited partnership, general partnership, limited liability company, joint venture, joint stock company, association, company, trust, bank, trust company, land trust, insurance trust or other organization, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pledge Agreement” shall mean the Pledge Agreement dated of even date herewith, by and between the Guarantor and the Lender.

“Secured Obligations” shall mean, in each case whether now in existence or hereafter arising, (a) the principal of and interest and other charges on the Loan, (b) the obligations of the Guarantor under each of the Guaranty and the Pledge Agreement and (c) all indebtedness, liabilities, obligations, covenants and duties of the Borrower and the Guarantor to the Lender of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated and whether or not evidenced by any note and whether or not for the payment of money, arising under or in respect of the Loan Agreement or any of the other Loan Documents.

“Seller” shall have the meaning set forth in the preamble of the Loan Agreement.

“Senior Credit Facility” shall mean that certain Credit Agreement dated as of July 15, 2010, by and among the Lender, certain affiliates of the Lender, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the administrative agent, as the same may be amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets (inclusive of goodwill) is in excess of (a) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (b) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (iii) it is able to meet its debts as they mature. In determining whether the Guarantor is Solvent, the subrogation rights that the Guarantor will have against the Borrower shall be taken into account without regard to any restrictions on exercising such subrogation rights contained in the Guaranty.

“Technology Sharing & License Option Agreement” shall mean a Technology Sharing & License Option Agreement by and among the Borrower, Equinox and the Lender substantially in the form attached as Exhibit E to the Loan Agreement.

EXHIBIT A

TERMS OF $7.5 MILLION CONVERTIBLE SUBORDINATED TERM LOAN

Amount and Type of Loan

Acuity Specialty Products, Inc. (“Lender”) will loan (the “Loan”) up to U.S. $7,500,000 to Equinox Chemicals Holding Inc. or its direct parent that also owns all of the equity interests in Adco Acquisition LLC (collectively the “Company”) on a subordinated secured basis. The Loan will be convertible at the option of Lender into shares of the common stock of Company representing 15% of the total shares outstanding on a fully diluted basis. The Loan will mature on January 31, 2017. The principal amount of the Loan may be prepaid, in whole but not in part, at any time and from time to time upon the provision of not less than 30 day’s written notice.

Use of Proceeds

The proceeds from the Loan will be used solely to repay the Lender a portion of the amounts owed under that certain Loan and Security Agreement Dated December 19, 2011 by and between the Lender and Equinox Chemicals, LLC.

Capital Structure

Following issuance of the Series A Preferred, assuming the “phantom equity” issued to Richman Chemicals and assuming no other equity or other similar rights are issued, the capitalization of the Company is expected to be:

	Senior Secured Debt	$5,500,000

	Subordinated Convertible Debt	$7,500,000

	Common Stock	100,000 shares of common stock authorized;

		62,690.54 shares issued and outstanding;

		21,319.69 shares reserved for issuance upon conversion of the Series A;

		15,989.77 shares reserved for issuance upon conversion of the Convertible Debt;

	Preferred Stock	21,319.69 shares of Series A issued and outstanding all of which will be held by the Investor

	If Richman Chemicals’ “phantom equity” cannot be exercised at all, and

1

	assuming no other equity or other similar rights are issued, the capitalization of the Company is expected to be:

	Senior Secured Debt	$5,500,000

	Subordinated Convertible Debt	$7,500,000

	Common Stock	100,000 shares of common stock authorized;

		65,000 shares issued and outstanding;

		20,000 shares reserved for issuance upon conversion of the Series A;

		15,000 shares reserved for issuance upon conversion of the Convertible Debt;

	Preferred Stock	20,000 shares of Series A issued and outstanding all of which will be held by the Investor.

Security

The Loan will be secured by a security interest on all tangible and intangible assets of Company and its subsidiaries (junior only to the security interest in favor of the “Senior Bank Debt” (as defined below) and shall include any additional collateral included under the Senior Bank Debt and an assignment of the “key man” insurance policy required pursuant to the terms of the Loan Agreement (as defined below)). The Loan will also be secured by a pledge and first priority security interest in the Company stock owned directly or indirectly by Mark Grimaldi.

Guaranty	The payment of the principal and interest on the Loan will be guaranteed by Mark Grimaldi.

Interest

The Loan will bear interest at a base rate equal to 300 bps in excess of Lender’s average interest rate on its senior indebtedness for the preceding quarter. Lender currently pays interest on its senior indebtedness at variable per annum rate based on a spread over LIBOR. Currently, the spread depends on Lender’s leverage ratio and can vary from 2.25% to 3.5%, but could change if the Lender refinances its senior indebtedness. Interest will be billed quarterly and payable in cash and in arrears.

2

Subordination	The Loan will be subordinated to the Senior Bank Debt.

Conversion

The Loan will be convertible, at the option of Lender, at any time, into shares of common stock of Company. Initially, the Loan may be converted into shares representing 15% of the total shares outstanding on a fully diluted basis, based on a conversion price per share based on the number of shares outstanding at the date the loan closes. The conversion price will be subject to anti-dilution protection such that if Company issues any additional securities (including common stock or securities convertible into common stock or other equity securities including any employee options or equity grants) at a purchase price with a post-money valuation of less than $50.0 million, such conversion price will be reduced to the price at which the new shares are issued.

Negative Covenants

So long as the Loan is outstanding, Company shall be bound by negative operating covenants (restricting certain actions to be taken without the prior consent of Lender) consistent with the type of loan being contemplated, which shall include at a minimum, the negative covenants contained under the Senior Bank Debt and additionally include a prohibition of Company taking any of the following actions without the prior consent of Lender: (i) incurrence of additional senior indebtedness in excess of US $1,000,000; (ii) incurrence of a lien on any of Company property or revenue to secure indebtedness other than the lien securing the Senior Bank Debt (other than as permitted liens to be negotiated); (iii) dismissal of Company’s Chief Executive Officer; (iv) approval of any material modification of the CEO’s or CFO’s employment agreement including a material increase in compensation; (v) creation of a subsidiary; (vi) the transfer or sale by Mark Grimaldi of any shares of Company common stock; (vii) the amendment of Company’s articles of incorporation or bylaws; (viii) the redemption or repurchase of shares of common stock or options to acquire shares of common stock; (ix) make or declare any distribution or dividends (other than to the holders of the Series A Preferred); (x) the liquidation or dissolution of Company or the sale, lease or other disposal of all or any material portion of its assets; and (xi) any reorganization, consolidation or merger of Company with another entity.

Financial Covenants

So long as the Loan is outstanding, Company will be subject to certain financial covenants, which will be consistent with the covenants contained under the Senior Bank Debt, but in no event will Company permit (i) its “Leverage Ratio” to be greater than 3.25 to 1.00 or (ii) its “Fixed Charge Coverage Ratio” less than 1.25 to 1.00. “Leverage Ratio” means the ratio of consolidated total indebtedness to consolidated EBITDA determined as of the end of each of its fiscal quarters. “Fixed Charge Coverage Ratio” means the ratio of (y) consolidated EBITDA minus expenses for taxes paid in cash and payments in respect of unfinanced consolidated capital expenditures to (z) consolidated fixed charges determined as of the end of each of its fiscal quarters.

3

Events of Default

In addition to any events of default set forth under the Senior Bank Debt, the Loan will contain customary events of default for a transaction of this type, but at a minimum shall include the following events of default with respect to the Loan: (i) the failure of Company to pay any principal of or installment of interest with respect to the Loan when due or to pay any dividend on the Series A Preferred Stock when due; (ii) the occurrence of any breach of any covenant set forth in the Loan Agreement, which breach is not cured within any cure period to be set forth in the Loan Agreement; (iii) the receipt by Company of a citation alleging the violation of any environmental law and levying a fine in excess of $250,000 against Company or imposing on Company an environmental remediation obligation that is expected to require Company to expend more than $250,000 in the following twelve months; (iv) the filing by or against Company of a petition seeking relief pursuant to the United States Bankruptcy Code or any similar state statue or the appointment of a receiver or trustee for the benefit of its creditors; (v) the death or incapacity of Mark Grimaldi; and (vi) the failure of Company to maintain key man insurance with respect to Mr. Grimaldi.

Information Rights

As long as the Loan or any common stock issued upon conversion of the Loan remain outstanding, Company will provide Lender with customary informational rights, including the same informational rights afforded to the senior lender under the Senior Bank Debt, but at a minimum, deliver to Lender (i) annual audited and quarterly unaudited financial statements, (ii) annual budgets after such budgets have been approved by Company’s board of directors, and (iii) copies of all documents provided to stockholders.

Documentation

The Loan will be made pursuant to a loan agreement (the “Loan Agreement”) that will be drafted by Lender’s counsel, Hunton & Williams LLP. The Loan Agreement will contain, among other things, representations and warranties, covenants and conditions to closing that are customary for similar transactions. Company will reimburse Lender for the fees and expenses of Hunton & Williams LLP in connection with the preparation of the Loan Agreement up to a maximum amount of $125,000.

4

EXHIBIT B
TERMS OF $5.0 MILLION SERIES A PREFERRED INVESTMENT

Issuer	Equinox Chemicals Holding, Inc. or its direct parent that also owns all of the equity interests in Adco Acquisition LLC and Equinox Chemicals LLC (collectively the “Company”)

Purchaser	Acuity Specialty Products, Inc. (“Investor”) or its assignee

Securities	Series A Preferred

Per Share Issue Price	$250.00 per share of Series A Preferred (based on the capitalization of Company set forth below) (the “Original Purchase Price”), which reflects 20,000 Series A Preferred authorized and issued.

Conversion Amount

$5,000,000 on a one-for-one basis at a conversion price of $250.00 per share with full ratchet anti-dilution protection for issuances of any common stock or any securities convertible into common or securities that participate with the common below that price.

Capital Structure

Following issuance of the Series A Preferred, assuming the “phantom equity” issued to Richman Chemicals and assuming no other equity or other similar rights are issued, the capitalization of the Company is expected to be:

	Senior Secured Debt	$5,500,000

	Subordinated Convertible Debt	$7,500,000

	Common Stock	100,000 shares of common stock authorized;

62,690.54 shares issued and outstanding;

21,319.69 shares reserved for issuance upon conversion of the Series A;

15,989.77 shares reserved for issuance upon conversion of the Convertible Debt;

	Preferred Stock	21,319.69 shares of Series A issued and outstanding all of

1

which will be held by the Investor

If Richman Chemicals’ “phantom equity” cannot be exercised at all, and assuming no other equity or other similar rights are issued, the capitalization of the Company is expected to be:

	Senior Secured Debt	$5,500,000

	Subordinated Convertible Debt	$7,500,000

	Common Stock	100,000 shares of common stock authorized;

65,000 shares issued and outstanding;

20,000 shares reserved for issuance upon conversion of the Series A;

15,000 shares reserved for issuance upon conversion of the Convertible Debt;

	Preferred Stock	20,000 shares of Series A issued and outstanding all of which will be held by the Investor

Informational Rights	Company shall deliver to the Investor annual audited and quarterly unaudited financial statements, and other information as reasonably requested by the Investor.

Dividends	Dividends will be paid quarterly to the Investor at a yield equal to the after tax effective interest rate paid to the lender under its $7.5 million Convertible Subordinated Loan to Issuer.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of Company, the proceeds shall be paid to pay one times the Original Purchase Price plus declared and unpaid dividends on each share of Series A Preferred prior to distribution to any common stock or any other class of equity security.

Voting Rights	The Series A Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, except (i) so long as any

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shares of Series A Preferred are outstanding, the Series A Preferred as a class shall be entitled to elect one (1) member of the Board (the “Series A Director”), and (ii) as required by law. Additionally, the Issuer’s Certificate of Incorporation will provide that the number of authorized shares of Common Stock may be increased or decreased only with the approval of a majority of the Series A Preferred and Common Stock, voting as separate classes.

Protective Provisions

So long as any shares of Series A Preferred are outstanding, in addition to any other vote or approval required under Company’s Certificate of Incorporation or By-laws, Company will not, without the written consent of the Investor, either directly or by amendment, merger, consolidation, or otherwise:

(i) liquidate, dissolve or wind up the affairs of Company, or effect any merger or consolidation or any other Deemed Liquidation Event; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner adverse to the Series A Preferred; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series A Preferred, or increase the authorized number of shares of Series A Preferred; (iv) purchase or redeem or pay any dividend on any capital stock prior to the Series A Preferred, (v) create or authorize the creation of any debt or debt security other than equipment leases or bank lines of credit in the ordinary course of business; (vi) create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or any material portion of any subsidiary assets; (vii) enter into any agreements with an affiliate of the Issuer; (viii) enter into any new line of business; or (ix) increase or decrease the number of Directors.

The number of Directors shall not be greater than five (5).

Optional Conversion

The Series A Preferred initially converts into 20% of the Common Stock, on a one-to-one basis, at any time at option of holder, subject to adjustments for stock dividends, splits, combinations and similar events and subject to adjustment as described below under “Anti-dilution Provisions.”

Anti-dilution Provisions

In the event that Company issues additional securities at a purchase price less than the current Series A Preferred conversion price, such conversion price shall be reduced to the price at which the new shares are issued.

The following issuances shall not trigger anti-dilution adjustment:

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(i) securities issuable upon conversion of any of the Series A Preferred, or as a dividend or distribution on the Series A Preferred; and (ii) Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock (provided the conversion price shall be adjusted to account for such split, dividend or subdivision).

Priority	The Series A Preferred will rank senior in all respects to all classes and series of Company’s capital stock.

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